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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE          MEDIA CONTACT:             INVESTOR CONTACT:
October 20, 1998               Bo Piela                   Kristen Nally
                               617-252-7785               617-252-7570


          GENZYME DECLARES DIVIDEND OF GENZYME MOLECULAR ONCOLOGY STOCK

                                   ----------

          GENZYME MOLECULAR ONCOLOGY STOCK TO BEGIN TRADING NOVEMBER 16

CAMBRIDGE, Mass.-- Genzyme Corp. announced today that its Board of Directors has declared a tax-free dividend of 0.10929 share of Genzyme Molecular Oncology common stock for each share of Genzyme General (Nasdaq:GENZ) owned. The Board also authorized Genzyme Molecular Oncology common stock to begin trading on November 16, 1998, on the Nasdaq National Market under the ticker symbol GZMO.

         Genzyme Molecular Oncology is a division of Genzyme Corp. focused on developing a new generation of cancer products. It has its own common stock intended to reflect its economic value and performance.

         The Genzyme Molecular Oncology shares will be distributed on November 16, 1998, to Genzyme General shareholders of record as of November 2, 1998. Cash will be paid for fractional shares at $7.00 per share.

         When the stock begins trading on November 16, Genzyme Molecular Oncology will have approximately 12.65 million shares outstanding. The total number of shares outstanding will consist of approximately 3.95 million Genzyme Molecular Oncology



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Genzyme Molecular Oncology Stock to Begin Trading on November 16--Page 2


shares held by former PharmaGenics Inc. shareholders that will be released from escrow, and approximately 8.7 million Genzyme Molecular Oncology shares being distributed to Genzyme General shareholders as a dividend.

         In addition, approximately 700,000 shares have been reserved for future issuance upon conversion of the outstanding Genzyme General 5.25% convertible debentures and the exercise of a small number of Genzyme General callable warrants. These shares will not be distributed on November 16 and are not included in the 12.65 million shares outstanding.

         In total, 13.35 million Genzyme Molecular Oncology shares have been created. PharmaGenics Inc. was acquired with 3.95 million Genzyme Molecular Oncology shares at the time Genzyme Molecular Oncology was created in June 1997. At the same time, Genzyme General transferred several oncology programs to Genzyme Molecular Oncology in exchange for 6.0 million Genzyme Molecular Oncology shares. An additional 3.4 million Genzyme Molecular Oncology shares were created to repay Genzyme General for a Genzyme Molecular Oncology debenture totaling $21.2 million in principal and interest that was exchanged for a Genzyme General debenture in August 1998 and to repay an additional $2.7 million debt.

         Genzyme Molecular Oncology's strategy is to develop a new generation of cancer products. The company's therapeutic product focus is on cancer vaccines and inhibitors of angiogenesis. The division has completed two phase I cancer vaccine trials in melanoma and plans to begin three additional clinical trials in melanoma, ovarian cancer and breast cancer in the next year.



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Genzyme Molecular Oncology Stock to Begin Trading on November 16--Page 3


         Currently, Genzyme Molecular Oncology receives revenue from collaborative relationships which include agreements with several pharmaceutical companies for use of its SAGE(TM) differential gene expression technology. Genzyme Molecular Oncology had cash and short term investments of $8.1 million as of September 30, 1998, and has access to a $30 million equity line of credit from Genzyme General. Genzyme Molecular Oncology anticipates that these funds in addition to revenues will cover operating costs over the next three years.

         Genzyme Molecular Oncology is developing novel cancer therapeutics and diagnostics using four gene-based technologies: gene discovery, gene therapy, small-molecule drug discovery, and genetic diagnostics.

         This press release contains forward-looking statements concerning the commencement of clinical trials, the ability of Genzyme Molecular Oncology to develop and commercialize cancer therapeutics and diagnostics, and the division's future operating results. Actual results may differ materially depending on, among other things, Genzyme Molecular Oncology's ability to successfully complete preclinical and clinical development of its products on a timely basis, the content and timing of decisions made by the U.S. Food and Drug Administration regarding Genzyme Molecular Oncology's products, Genzyme's ability to obtain and maintain patent and other proprietary rights protection of its products and services, acceptance of such products and services by the market and by third-party payers, the competitive environment for cancer therapeutics and diagnostics, and other risks described under the heading "Factors Affecting Future Operating Results" beginning on page 17 of the 1997 Genzyme Molecular Oncology Annual Report.



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